EXHIBIT A







                  AGREEMENT AND PLAN OF MERGER

                              among


                    Alfa International Corp.,


                              and


                     Alfa Acquisition Corp.


                              and


                     Ty-Breakers (NY) Corp.










                        -----------------
                         January 9, 1997
                        -----------------

                        TABLE OF CONTENTS
                                                            Page

1.   The Merger....................................          1

    1.1   Merger...................................          1

    1.2   Filing and Effectiveness.................          1

    1.3   Certificates of Incorporation............          1

    1.4   By-laws..................................          1

    1.5   Directors; Officers......................          2

    1.6   Effect of the Merger.....................          2

    1.7   Name Change..............................          2



2.   Status and Conversion of Securities...........          2

    2.1   Alfa.....................................          2

    2.2   Alfa Acquisition Corp....................          2

    2.3   Ty-Breakers (NY) Corp....................          2

    2.4   Conversion of Securities.................          3

    2.5   Payment of Merger Price..................          4

    2.6   Closing of Transfer Books................          5

    2.7   No Further Rights........................          6



3.   Representations and Warranties
               of TYBR ............................          6

    3.1   Due Incorporation and Qualification;
             Authorization.........................          6

    3.2   Outstanding Capital Stock................          7

    3.3   Options or Other Rights..................          7

    3.4   No Breach................................          8


                               (i)

                                                            Page




    3.5   Intangible Property......................         8

    3.6   Title to Shares..........................         8



4.   Representations and Warranties
               of Alfa and the Company ............         8

    4.1   Due Incorporation........................         8

    4.2   Corporate Power..........................         9

    4.3   Options or Other Rights..................         9

    4.4   Corporate Status.........................         9




5.   Covenants and Agreements......................         9

    5.1   Expenses.................................         9

    5.2   Life Insurance...........................         10

    5.3   Further Assurances.......................         10

    5.4   Employment Agreements....................         10




6.  Conditions Precedent to the Obligation of
           Alfa to Effect the Merger...............         10

    6.1   Representations and Warranties...........         10

    6.2   Litigation...............................         11

    6.3   Certified Copies of Board Resolutions
               and Consents........................         11




                              (ii)

                                                            Page



7.  Conditions Precedent to the Obligation of
          TYBR to Effect the Merger................         11

    7.1   Representations and Warranties...........         11

    7.2   Litigation...............................         11

    7.3   Certified Copies of Board Resolutions
               and Consents........................         12


8.   Bronsart Litigation...........................         12

9.   Termination....................................        12

10.  Miscellaneous..................................        13

    10.1  Publicity................................         13

    10.2  Notices..................................         13

    10.3  Entire Agreement.........................         13

    10.4  Waivers and Amendments...................         13

    10.5  Governing Law............................         13

    10.6  Binding Effect; No Assignment............         14

    10.7  Variations in Pronouns...................         14

    10.8  Counterparts.............................         14

    10.9  Exhibits ................................         14

    10.10 Headings.................................         14










                              (iii)

EXHIBITS:




Exhibit A:          Alfa's December 31,1995 Report on Form 10-KSB,
                    as amended & Alfa's September 30, 1996 Report on Form 10-QSB.

Exhibit C:          Copy of United States Patent # 5,150,660

Exhibit E:          Form of Alfa Warrant

Exhibit F:          Form of Unanimous Joint Consent of the
                    Directors and Sole Shareholder of the Company

Exhibit G:          Form of Certified Resolution of the Board of
                    Directors of Ty-Breakers

Exhibit H:          Form of Certified Resolutions of the Board of
                    Directors of Alfa

Exhibit I:          The Drohan Agreement

Exhibit J:          The Kuczynski Agreement

Exhibit K:          Form of Certificate of Merger



















                              (iv)

                  AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated January 9, 1997 (the "Merger Agreement"), among Alfa International Corp., a New Jersey corporation ("Alfa"), Alfa Acquisition Corp., a New York corporation (the "Company") and Ty-Breakers (NY) Corp., a New York corporation ("TYBR").
     The parties agree as follows:
     1.   The Merger.
     1.1 Merger. At the Effective Time (as defined in Section 1.2), TYBR shall be merged with and into the Company (the "Merger") in accordance with the provisions of this Merger Agreement and the New York Business Corporation Law and the separate existence of TYBR shall thereupon cease. The Company shall be the corporation surviving the Merger (and in that capacity is sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New York.

     1.2 Filing and Effectiveness. As soon as practicable after the satisfaction or waiver of the conditions hereinafter set forth, the Company and TYBR shall deliver for filing with the Secretary of State of New York pursuant to the New York Business Corporation Law a duly executed Certificate of Merger, substantially in the form of Exhibit K (the "Certificate of Merger"). The Merger shall become effective on the date and at the time that the Certificate of Merger is filed with the Secretary of State of New York (the "Effective Time").
     1.3  Certificates of Incorporation.   The Articles of
Incorporation of the Company, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until amended as provided in the New York Business Corporation Law.

     1.4  By-laws.   The By-laws of the Company, as in effect at
the Effective Time, shall be the By-laws of the Surviving Corporation until amended as provided therein.
     1.5 Directors; Officers. The Directors and officers of the Company at the Effective Time shall continue as the Directors and officers of the Surviving Corporation to hold office subject to the By-laws of the Surviving Corporation.

     1.6 Effect of the Merger. At the Effective Time, the Company as the Surviving Corporation, (i) shall continue to possess all of its respective property, rights, privileges, immunities, powers and purposes and shall succeed respectively to all of the property, rights, privileges, immunities, powers and purposes of TYBR, and
(ii) shall continue to be subject to all of its respective liabilities, obligations and penalties and shall succeed respectively to all of the liabilities, obligations and penalties of TYBR, all as more fully provided for under the applicable provisions of the New York Business Corporation Law.

     1.6 Name Change. As soon as practicable on or after the Effective Time, the Company shall amend its Certificate of

Incorporation to change its corporate name to "Ty-Breakers Corp.".

     2.   Status and Conversion of Securities.
     2.1 Alfa. Alfa is currently authorized to issue 15,000,000 shares of its $0.01 par value common stock ("Alfa Common Stock") and 1,000,000 shares of preferred stock. As of the date of this Merger Agreement there are 2,559,488 shares of Alfa Common Stock issued and outstanding (the "Outstanding Alfa Common Stock").

     2.2 Alfa Acquisition Corp.    The Company is authorized to
issue 200 shares of its common stock, no par value (the "Company Common Stock"). As of the date of this Merger Agreement, 200 shares of Company Common Stock are issued and outstanding and owned by Alfa (the "Outstanding Company Common Stock").

     2.3 Ty-Breakers (NY) Corp.    TYBR is currently authorized to
issue 10,000,000 shares of common stock, par value $.001 per share (the "Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), 15,175 shares of which have been, as of the date of this Merger Agreement, issued and designated Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock"), and 15,150 shares of which have been, as of the date of this Merger Agreement, issued and designated Series B Redeemable Convertible Preferred Stock (the "Series B Preferred Stock"). TYBR also has outstanding 30,300 common stock purchase warrants (the "Warrants"). As of the date of this Merger Agreement there are 3,301,370 shares of Common Stock issued and outstanding. The aforementioned 3,301,370 shares of Common Stock together with any additional shares of Common Stock that are issued prior to the Effective Time as a result of the exercise of Warrants or conversion of Preferred Stock, are hereinafter referred to as the "Outstanding Common Stock". The holders of the shares of Outstanding Common Stock are hereinafter referred to as the "Shareholders".

     2.4  Conversion of Securities.
At the Effective Time by virtue of the Merger:
     (a) Each four (4) shares of the Outstanding Common Stock which are issued and outstanding immediately prior to the Effective Time, shall, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive one (1) fully paid and nonassessable share of Alfa Common Stock in accordance with paragraph 2.5 hereof (the "Merger Price").

     (b) All 15,175 shares of Series A Preferred Stock, together with all accumulated dividends thereon, which are issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive twenty-nine thousand eight hundred sixty-five (29,865) fully paid and nonassessable shares of Alfa Common Stock in accordance with paragraph 2.5 hereof (the "Merger Price").

     (c) Each share of Series B Preferred Stock which is issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive eight
(8) fully paid and nonassessable shares of Alfa Common Stock in accordance with paragraph 2.5 hereof, (the "Merger Price").

     (d) Each four (4) Warrants which are issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive one (1) fully paid and nonassessable common stock purchase warrant, each exercisable for the purchase, at $4.00 per share, of one (1) share of Alfa Common Stock (the "Alfa Warrants") in accordance with paragraph 2.5 hereof (the "Merger Price"). Each Alfa Warrant issued pursuant to this paragraph 2.4(d) will be in the form attached hereto as Exhibit E.

     At the Effective Time all rights in respect of the shares of Outstanding Common Stock, the shares of Preferred Stock and the Warrants shall cease to exist, other than the right to receive the Merger Price.

    2.5  Payment of Merger Price.   The Merger Price shall be paid
to the Shareholders, to the holders of the Preferred Stock, to the holders of the Warrants, (collectively the "Sellers") as follows:

     (i) Upon receipt by Alfa of the certificates representing the shares of the Outstanding Common Stock, Alfa will issue one (1) share of Alfa Common Stock to each of the Shareholders in exchange for each four (4) shares of Outstanding Common Stock held by each such Shareholder.

     (ii) Upon receipt by Alfa of the certificate representing the 15,175 shares of Series A Preferred Stock, Alfa will issue twenty-nine thousand eight hundred sixty-five (29,865) shares of Alfa Common Stock to the holder of the 15,175 shares of Series A Preferred Stock in exchange for the 15,175 shares of Series A Preferred Stock held by such holder.

     (iii) Upon surrender of the certificates representing the shares of Series B Preferred Stock, Alfa will issue eight (8) shares of Alfa Common Stock to each of the holders of Series B Preferred Stock in exchange for each one (1) share of Series B Preferred Stock held by each such holder.

     No fractional shares of Alfa Common Stock will be issued and all such fractional shares resulting from the calculations in paragraphs 2.5(i), (ii) and (iii) will be rounded up or down to the nearest whole share amount.

     (iv) Upon receipt by Alfa of the certificates representing the Warrants, Alfa will issue one (1) Alfa Warrant to each of the holders of Warrants in exchange for each four (4) Warrants held by each such holder.

     The Alfa Common Stock and the Alfa Warrants which the Sellers will receive pursuant to paragraph 2.5 and the Alfa Common Stock to be issued upon the exercise of such Alfa Warrants will be "unregistered securities" as that term is defined under the Securities Act of 1933, as amended (the "Act") and as such will be subject to significant restrictions against sale or further transfer.

    2.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of TYBR shall be closed and no transfer of the capital stock of TYBR shall thereafter be made. If, after the Effective Time, certificates representing the Common Stock, the Preferred Stock or the Warrants (collectively the "Securities") are presented to the Surviving Corporation, such certificates shall be cancelled and exchanged for the Merger Price as provided for herein.

    2.7 No Further Rights. From and after the Effective Time the Sellers shall cease to have any rights as stockholders of TYBR or the Surviving Corporation, other than the right to receive the Merger Price in accordance with the terms hereof.

    3. Representations and Warranties of TYBR. TYBR represents and warrants to Alfa and the Company as follows:
    3.1 Due Incorporation and Qualification; Authorization. TYBR is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has the corporate power and lawful authority to own and lease its assets and properties and to carry on its business as now being, and as heretofore, conducted. TYBR is not qualified or otherwise authorized as a foreign corporation to transact business in any jurisdiction other than New York, and its failure to so qualify will not have a materially adverse effect on TYBR. The Merger and the actions contemplated by this Merger Agreement were approved by the shareholders of TYBR at a special meeting of TYBR's shareholders held on November 22, 1996. The Board of Directors of TYBR duly approved this Merger Agreement by the Certified Resolution of the Board of Directors of TYBR attached hereto as
Exhibit G.   TYBR has the full legal right and power and all
authority and approval required to enter into, execute and deliver this Merger Agreement and to perform fully its obligations hereunder. This Merger Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of TYBR enforceable in accordance with its terms. No approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and, no approval or consent of any other person is required in connection with the execution and delivery by TYBR of this Merger Agreement and the consummation and performance by TYBR of the transactions contemplated hereby.
    3.2 Outstanding Capital Stock. TYBR is authorized to issue 10,000,000 shares of Common Stock, of which the number of shares outstanding immediately prior to the Effective Time will be equal to the number of shares of Outstanding Common Stock (as defined in Section 2.3 hereof), and 1,000,000 shares of Preferred Stock, 30,325 shares of which have been issued and are outstanding as of the date of this Merger Agreement. TYBR is authorized to and has, as of the date of this Merger Agreement, issued 30,300 Warrants, each exercisable for the purchase of one (1) share of Common Stock. The Securities comprise all of the securities of TYBR. No other class of capital stock or security of TYBR is authorized or outstanding. All of the Securities are duly authorized, validly issued, are of record owned by the Sellers and are fully paid and nonassessable.

    3.3  Options or Other Rights.  Other than:

     (a) the options granted to employees under the 1994 Ty-Breakers (NY) Corp. STOCK OPTION PLAN, and
     (b) the options granted to Mr. Bart Oates in the consulting agreement ("Oates Agreement") dated May, 1994, and
     (c)  the conversion rights associated with the Preferred
          Stock, and
     (d)  the purchase rights associated with the Warrants, and
     (e)  the Bronsart litigation described in section 8 hereof there are no outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options or other agreements of any kind to acquire any securities of TYBR from TYBR. At the Effective Time (i) the options granted to employees specified in paragraph
3.3 (a) will be exchanged for the right to receive the options described in the employment agreements mentioned in section 5.4 hereof, and (ii) the options granted under the Oates Agreement as specified in paragraph 3.3 (b) will be exchanged for the right to receive similar options adjusted to reflect the Merger Price.

     3.4 No Breach. The execution, delivery and performance of this Merger Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both constitute) a default under (i) any provision of the Articles of Incorporation or By-laws of TYBR or (ii) to the best of TYBR's knowledge, (a) any contract or other agreement to which TYBR is a party or by or to which it or any of its assets or properties may be bound or subject; (b) any order, judgement, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon TYBR or upon the securities, properties or business of TYBR; or (c) any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to TYBR or to the securities, properties or business of TYBR.

     3.5 Intangible Property. TYBR is the owner by assignment of United States Patent # 5,150,660, a copy of which is attached hereto as Exhibit C.

     3.6 Title to Shares. To the best of TYBR's knowledge, each of the Sellers owns beneficially and of record the Securities, as recorded in the books and records of TYBR, free and clear of any lien or other encumbrance.

     4.   Representations and Warranties of Alfa and the Company.
Alfa and the Company represent and warrant to TYBR as follows:

     4.1 Due Incorporation. Alfa and the Company are corporations duly organized, validly existing and in good standing under the laws of the States of New Jersey and New York, respectively, and each has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.
     4.2  Corporate Power.    Each of Alfa and the Company has the
full legal right and power and all authority and approval required to enter into, execute and deliver this Merger Agreement and to perform fully its respective obligations hereunder. This Merger Agreement has been duly executed and delivered and is the valid and binding obligation of both Alfa and the Company enforceable in accordance with its terms. The Board of Directors and sole shareholder of the Company have duly approved the Merger and this Merger Agreement by the Unanimous Joint Written Consent of the Company's Board of Directors and Sole Shareholder dated January 9, 1997 and attached hereto as Exhibit F. Alfa's Board of Directors duly approved the Merger and this Merger Agreement at a special meeting held January 9, 1997. The resolutions adopted at that meeting are attached hereto as Exhibit H.

     4.3  Options or Other Rights.  As of the date of this Merger
Agreement there are no outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options, or other agreements of any kind to acquire any securities of Alfa from Alfa.

     4.4 Corporate Status. Alfa was incorporated in New Jersey on August 10, 1978 and is a publicly traded company whose shares of common stock are traded in the over-the-counter market and quoted on the NASDAQ OTC Electronic Bulletin Board. The Company was incorporated on December 18, 1996 under the laws of the State of New York and has not been engaged in active business operations. Prior to the Effective Time the Company shall have no assets or liabilities other than the $200 of shareholder equity representing Alfa's cash payment for the Outstanding Company Common Stock. There are no known claims against the Company.

     5.   Covenants and Agreements.     The parties covenant and
agree as follows:
     5.1 Expenses. The Surviving Corporation shall, except as otherwise specifically provided herein, bear all expenses incurred in connection with the preparation, execution and performance of this Merger Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

     5.2  Life Insurance.     Alfa or the Surviving Corporation
shall continue to pay the premiums for Frank J. Drohan's ("Drohan") Disability Income Protection Insurance and shall continue to pay the premiums for and maintain the life insurance on Drohan's life in the face amount of $1,000,000 for as long as Drohan is employed by the Surviving Corporation or by Alfa.

     5.3 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby including the filing of the Certificate of Merger. Each party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to its obligations to effect the Merger.

     5.4  Employment Agreements.   The Surviving Corporation shall
continue as a party to the employment agreements with Drohan in the form attached hereto as Exhibit I and with Charles P. Kuczynski in the form attached hereto as Exhibit J.

     6. Conditions Precedent to the Obligation of Alfa to Effect the Merger. The obligation of Alfa to effect the Merger is subject, at its option, to the fulfillment on or prior to the Effective Time of the following conditions, any one or more of which may be waived by Alfa:

     6.1 Representations and Warranties. The representations and warranties of TYBR contained in this Merger Agreement shall be true and accurate on and as of the Effective Time.
     6.2  Litigation.    No action, suit or proceeding shall have
been instituted before any court or governmental or regulatory body or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the opinion of Alfa, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of TYBR.

     6.3 Certified Copies of Board Resolutions and Consents. TYBR's corporate secretary shall deliver to Alfa certified copies of the Resolution of the Board of Directors of TYBR in the form attached hereto as Exhibit G, authorizing the execution and delivery and the performance by TYBR of its obligations under this

Merger Agreement.

     7. Conditions Precedent to the Obligation of TYBR to Effect the Merger. The obligation of TYBR to effect the Merger is subject, at its option, to the fulfillment on or prior to the Effective Time of the following conditions, any one or more of which may be waived by TYBR:

     7.1 Representations and Warranties. The representations and warranties of Alfa and the Company contained in this Merger Agreement shall be true and accurate on and as of the Effective Time.
     7.2  Litigation.    No action, suit or proceeding shall have
been instituted before any court or governmental or regulatory body or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the opinion of TYBR, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of either Alfa or the Company.

     7.3 Certified Copies of Board Resolutions and Consents. Alfa's and the Company's respective corporate secretaries shall deliver to TYBR a certified copy of the Resolutions of the Board of Directors of Alfa in the form attached hereto as Exhibit H and a certified copy of the Unanimous Joint Consent of the Directors and Sole Shareholder of the Company in the form attached hereto as Exhibit F authorizing the execution, delivery and performance by Alfa and the Company respectively of their obligations under this Merger Agreement.

     8.   Bronsart Litigation.     TYBR and Bronsart, S.A., a
Panamanian corporation ("Bronsart") are involved in litigation in the Supreme Court of the State of New York, county of Westchester. The Index number of the case is 10468/96. TYBR is suing Bronsart and alleging that Bronsart (and pursuant to a personal guaranty, Mr. Avi Ephrathi) is indebted to TYBR in the amount of approximately $320,286. In the event that TYBR (or the Surviving Corporation) prevails in or settles this litigation and receives payment from Bronsart or Mr. Ephrathi, it is possible that TYBR (or the Surviving Corporation) would be obligated to issue Bronsart or Mr. Ephrathi up to 10,000 shares of Series B Preferred Stock and up to 20,000 Warrants should this event occur prior to the Effective Time. If this event occurs subsequent to the Effective Time then, in accordance with paragraphs 1.6 and 2.5 hereof, the equivalent Merger Price for such shares of Series B Preferred Stock and Warrants as Bronsart or Ephrathi would otherwise be entitled to receive would be paid to Bronsart or Ephrathi.

     9.   Termination.
     This Merger Agreement may be terminated at any time prior to the Effective Time (a) by mutual consent of the Boards of Directors of Alfa and TYBR, or (b) by either Alfa or TYBR if the Merger shall not have been consummated on or before January 31, 1997.
     10.  Miscellaneous.
     10.1 Publicity.     No publicity release or announcement
concerning this Merger Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Alfa.

     10.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered, as follows (or to such other address as any party shall designate by notice given as herein provided):




          (i)  if to Alfa or the Company, to:

               Alfa International Corp. or
               Alfa Acquisition Corp.
               50 South Buckhout Street
               Irvington-on-Hudson
               New York, N.Y.      10533
               Attn:  President

          (ii) if to TYBR, to:

               Ty-Breakers (NY) Corp.
               50 South Buckhout Street
               Irvington-on-Hudson
               New York, N.Y.      10533
               Attn:  President

     10.3 Entire Agreement.  This Merger Agreement (including the
Exhibits) contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

     10.4 Waivers and Amendments. This Merger Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties, or, in the case of a waiver, by the party waiving compliance.

     10.5 Governing Law. This Merger Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without giving effect to conflict of laws principles of such State.
     10.6 Binding Effect; No Assignment. This Merger Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Merger Agreement is not assignable except by operation of law.
     10.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.
     10.8 Counterparts. This Merger Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
     10.9 Exhibits. The Exhibits are a part of this Merger Agreement as if fully set forth herein.
     10.10 Headings. The headings in this Merger Agreement are for reference only, and shall not affect the interpretation of this Merger Agreement.






     IN WITNESS WHEREOF, the parties have executed this Merger
Agreement the date first above written.

Alfa Acquisition Corp.                  Ty-Breakers (NY) Corp.



By:                                     By:
     Charles P. Kuczynski                    Frank J. Drohan
     Vice-President                          President




                    Alfa International Corp.



                    By:
                         Frank J. Drohan
                         President